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                                                                     Exhibit 8.1

Shurgard Storage Centers, Inc.
1155 Valley Street, Suite 400
Seattle, Washington 98109-4426

RE: $225,000,000 AGGREGATE OFFERING PRICE OF DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

Ladies and Gentlemen:

        In connection with the registration of the above referenced securities (the "Securities") by Shurgard Storage Centers, Inc. (the "Company") pursuant to the Securities Act of 1933 (the "Securities Act"), as described in the registration statement on Form S-3 filed by the Company on January 26, 2001 with the Securities and Exchange Commission, as amended through the date hereof (the "Registration Statement" which includes the "Prospectus"), we have been asked to provide an opinion regarding certain United States federal income tax matters related to the Company. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

        The opinion set forth in this letter is based upon relevant provisions of the Code, Treasury regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Furthermore, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the Internal Revenue Service (the "IRS") or the courts.

        This opinion is premised upon certain written representations of the Company contained in a certificate to us dated as of the date hereof (the "Officer's Certificate"). This opinion is also based upon the factual representations of the Company concerning its business and properties as set forth in the Prospectus.

        In rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including, but not limited to, the following: (1) the Prospectus, (2) the Registration Statement (including the exhibits thereto and all amendments made through the date hereof), (3) the various partnership, limited partnership, and limited liability company agreements, as amended or restated as of the date hereof, of subsidiary partnerships, limited partnerships and limited liability companies in which the Company owns, directly or

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constructively, an interest (the "Subsidiary Partnerships"), (4) the governing documents for the subsidiaries of the Company (the "Subsidiaries"), and (5) the Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation").

        For purposes of this opinion, we have not made an independent investigation of the facts set forth in the Prospectus, the Registration Statement, the Certificate of Incorporation, the Officer's Certificate or any other document. We have assumed that all of the representations and statements set forth in the documents we reviewed are true and correct and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company, its Subsidiaries and each Subsidiary Partnership have been and will continue to be operated in the manner described in the Registration Statement, the Prospectus Supplement, the Certificate of Incorporation, and the relevant partnership agreements, limited liability company agreements or other organizational documents, and that the Company will continue to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. To the best of our knowledge, no facts have come to our attention that would cause us to question the accuracy and completeness of such signatures, representations, statements or documents in a material way.

        Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that:

        (i) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code for each of its taxable years ended December 31, 1994 through December 31, 2000, and the Company's current organization and method of operation will permit it to continue to qualify as a REIT; and

        (ii) The statements contained under the caption "Federal Income Tax Considerations" have been reviewed by us and are, to the extent such statements constitute matters of law, summaries of legal matters or legal conclusions, correct in all material respects.

        The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not

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review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, its Subsidiaries and Subsidiary Partnerships, the sources of their income, the nature of their assets, the level of the Company's distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

        This opinion is limited to the United States federal income tax matters described herein, and we express no opinion with respect to the applicability or affect of any other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. Our opinion is not binding on the IRS. Hence there can be no assurance that the IRS will not assert that the Company does not qualify as a REIT for United States federal income tax purposes, particularly since the determination of whether the Company qualifies as a REIT depends upon numerous factual issues as to which we are relying on representations of the Company. We undertake no obligation to update the opinions expressed herein after the date of this letter.

        This opinion is solely for the use of the Company and the holders and potential holders of the Securities with respect to the registration, acquisition, holding and disposition of the Securities, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Federal Income Tax Considerations" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act.


                                            Very truly yours,


                                            /S/ PERKINS COIE LLP

                                            Perkins Coie LLP